Contact:	Tiana Gorham Biopure Corporation (617) 234-6826 IR@biopure.com	Herb Lanzet (Investors) H.L. Lanzet Inc. (212) 888-4570 lanzet@aol.com
BIOPURE ANNOUNCES 2007 FOURTH QUARTER AND YEAR-END
FINANCIAL RESULTS
CAMBRIDGE, Mass., January 28, 2008 — Biopure Corporation (Nasdaq: BPUR) today announced its financial results for the fourth fiscal quarter and the fiscal year ended October 31, 2007. Included in the net loss for the fiscal quarter and fiscal year ended October 31, 2007 is a one-time, non-cash impairment charge of $11.3 million. For the quarter, the company reported a net loss of $16.7 million, or $1.07 per common share, compared with a net loss of $6.3 million, or $0.66 per common share, for the corresponding period in 2006. For the fiscal year, the company reported a net loss of $36.3 million, or $2.43 per common share, compared with a net loss of $26.5 million, or $3.35 per common share, for the year 2006. Class A common shares outstanding on October 31, 2007 and 2006 were 15,593,587 and 9,873,025, respectively.
Revenues
Total revenues for the fourth quarter of 2007 were $793,000, including $718,000 from sales of the company’s veterinary product Oxyglobin®, $63,000 from sales of Hemopure® in South Africa and $12,000 in research and development expense reimbursements from the U.S. government. Total revenues for the same period in 2006 were $431,000, including $288,000 from Oxyglobin sales, $29,000 from sales of Hemopure® and $114,000 from government reimbursements. Payments from the government reimburse Biopure for trauma development expenses for Hemopure and vary with the amount of reimbursable activity of the Company.
Oxyglobin revenues increased during the fourth fiscal quarter of 2007 compared to 2006 largely because of a change in arrangements between the Company and its European distributor. In 2006 the Company accounted for European sales on a consignment basis. Now the distributor buys shipments of product outright. Hemopure sales increased during the fourth fiscal quarter of 2007 compared to 2006 due to the Company’s marketing efforts and increasing use of the product in South Africa.
For the fiscal year, total revenues were $2.6 million, including $2.1 million from sales of Oxyglobin®, $143,000 from sales of Hemopure® and $281,000 from government reimbursements. Revenues in 2006 were $1.7 million, including $1.3 million from Oxyglobin sales, $37,000 from Hemopure sales and $410,000 from government reimbursements. The increase in Oxyglobin sales is due to a higher average selling price in fiscal 2007 compared to fiscal 2006 and to the change in selling arrangement with the European distributor.
Cost of product revenues was $2.6 million for the fourth quarter of fiscal 2007, compared to $2.6 million for the same period in 2006. Cost of product revenues was $11.7 million for fiscal year 2007 and $12.0 million for fiscal year 2006. Cost of product revenues includes cost of both Oxyglobin and Hemopure.
Hemopure cost of revenues, consisting primarily of the allocation of unabsorbed fixed manufacturing costs, was $1.8 million for the fourth quarter of fiscal 2007 and $2.1 million for the same period in 2006. This decrease was largely due to lower depreciation expense related to an impaired asset discussed below. For the fiscal year, Hemopure cost of revenues decreased $604,000 in fiscal 2007 compared to 2006 largely because of an $831,000 greater inventory write-down in 2006 and to lower depreciation expense in 2007.
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Oxyglobin cost of revenues was $840,000 for the fourth quarter of fiscal 2007 compared to $534,000 for the same period in 2006. For the fiscal year, Oxyglobin cost of revenues increased to $2.9 million in 2007 compared to $2.7 million in 2006. The increase for the quarter and the fiscal year is largely due to a greater number of units sold in the United Kingdom than were sold in 2006.
Expenses
Research and development expenses were $1.6 million for the fourth quarters of fiscal 2007 and 2006. For the fiscal year, research and development expenses were $7.0 million in fiscal 2007 compared to $6.7 million in 2006. For the fiscal year, the increase was primarily due to increases in employee-related expenses and spending on preclinical studies compared to fiscal 2006. These increases were partially offset by lower spending on outside services and on regulatory filing fees.
Sales and marketing expenses increased to $290,000 for the fourth quarter of fiscal 2007, from $147,000 for the same period in 2006, mainly due to increased spending for sales activities in South Africa. For the 2007 fiscal year, sales and marketing expense increased to $1.4 million compared to $671,000 in fiscal 2006, due to planning activities for Hemopure in the U.K. and increased spending in South Africa.
General and administrative expenses were $1.8 million for the fourth quarter of fiscal 2007 compared to $2.5 million for the corresponding period in 2006 due to lower consulting and legal expenses. For the 2007 fiscal year, general and administrative expenses were $8.2 million for fiscal 2007 compared to $9.3 in fiscal 2006 primarily due to lower consulting, legal and severance expenses and insurance premiums in 2007.
The company recorded a one-time, non-cash impairment charge of $11.3 million in the fourth quarter of fiscal 2007 for an asset consisting of engineering and design of a large-scale manufacturing facility. The adjustment was recorded during the audit of the 2007 financial statements. The company determined this asset was impaired pursuant to the applicable accounting rules, primarily due to continued delays in plans to construct the facility, significant clinical and US regulatory delays and a modification in clinical development strategy. However, if Hemopure is approved for an indication with broad application in a major market, the company believes that at some point in the future it would ultimately exceed its existing plant capacity and require the construction of the designed facility.
Financial Condition
At October 31, 2007, Biopure had $1.9 million in cash on hand. On November 16, 2007, the company completed a public offering of common stock and warrants that raised net proceeds to Biopure of approximately $14.9 million.
Recent Developments
Pending Market Authorization Application
In July 2006, the Company submitted a marketing authorization application to the United Kingdom’s Medicines and Healthcare products Regulatory Agency (MHRA) to market Hemopure in the United Kingdom. In December 2006, the U.K. commission that reviews such applications rendered a provisional opinion letter containing comments and questions on the application. Biopure met with the MHRA during 2007 and responded in full to its letter in early November. The time period for the MHRA’s final decision is not prescribed by law or regulation and can vary. A time period of four to six months is typical. If a marketing authorization is granted in the U.K., Biopure would have the option to seek registration of Hemopure for the same indication in other states in the European Economic Area through a mutual recognition procedure.
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Clinical Program
Cardiopulmonary Bypass Surgery Trial. This trial, begun in 2006, is a Phase 2 clinical trial in patients undergoing multi-vessel coronary artery bypass graft (CABG) surgery. The objective of this trial is to assess the safety and feasibility of Hemopure in reducing heart damage, as measured by cardiac enzyme elevation, and enhancing tissue preservation during CABG surgery. Secondary endpoints include measurements of major adverse cardiac events, kidney function, transfusion requirements, cognitive impairment and length of hospital stay. The trial has enrolled 52 patients, of a total of 60 provided for in the protocol.
Cardiac Procedures — PCI Trials. Our first pilot ischemia trial was designed to assess the product’s safety in patients with single-vessel coronary artery disease who were undergoing angioplasty and stenting procedures, or percutaneous coronary intervention (PCI). This Phase 2 trial, completed in 2005, enrolled a total of 45 evaluable patients at five hospitals in Germany, Belgium and The Netherlands.
A second PCI trial, a study in patients with multi-vessel coronary artery disease who are undergoing PCI, was designed to capture additional safety and preliminary efficacy data to support subsequent trials in patients experiencing a heart attack. The hypothesis the trial was intended to test is that Hemopure may improve oxygenation and heart function during times of coronary artery blockage. This proof of concept trial enrolled five patients, all at the Erasmus Medical Center in Rotterdam, The Netherlands. The protocol had allowed for an enrollment of up to ten subjects. However, the investigator stopped enrollment at the end of 2007, after concluding that the results from five patients were sufficient to show a trend towards proving the principle being tested.
Wound Healing. In 2006, patient enrollment also began in a Phase 2 clinical trial to assess the safety and feasibility of Hemopure in increasing the incidence of complete wound healing and reducing the need for subsequent amputations in patients with severe vascular disease who are undergoing limb amputation. The rationale for this pilot trial was that the product might promote wound healing by transporting oxygen through partially blocked arteries to oxygen-deprived tissues. Because of slow enrollment, the trial was stopped at the end of 2007 after enrolling 16 of the proposed 100 patients. The slow enrollment in the trial was largely due to a trial design that did not adequately take into account the different clinical practices across both institutions and countries.
Trauma Trial. At the Johannesburg Hospital Trauma Unit in South Africa, a company-sponsored, 50-patient Phase 2 safety trial of Hemopure in the hospital emergency room setting remains ongoing. The patients in this trial are unstable trauma patients who have significant blood loss and low blood pressure. In December 2006, an independent data safety and monitoring board reviewed the data from the first 21 patients in this trial, and recommended that the trial continue without modification. The trial has enrolled 32 of 50 planned patients.
U.S. Navy Sponsored Research. During the fourth quarter, the U.S. Navy agreed to buy Hemopure and seven different modifications of Hemopure for preclinical testing. Biopure formulated and manufactured the modified versions of Hemopure to test hypotheses concerning changes in formulation in relation to physiological effects. That testing is now ongoing in eight institutions under grants from the Navy aggregating $1.7 million and at Navy facilities with Navy preclinical investigators. Based on information to date, all of which is interim, we do not anticipate that these modifications will supplant Hemopure. Proceeds to the Company from the product sales are expected to be $1.6 million.
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Compassionate Use Cases
Hemopure has been administered to 21 patients since January 2007 in the U.S. on a “compassionate use” basis for the treatment of life-threatening anemia when blood transfusion was not an option. The FDA granted a single patient IND in each of these emergency situations and also approved treatment for an additional 15 patients where the product was not administered. Prior to these cases, there had been no compassionate use of the product since 2000.
Abstracts Accepted
Four abstracts by Biopure and collaborating scientists were accepted for presentation at the American Society for Clinical Pharmacology and Therapeutics annual meeting to be held April 2-5, 2008. These abstracts address the basis for adverse event outcomes and other key findings in previous surgical studies of Hemopure. They also address the safety and efficacy of both Hemopure and Hemoglobin-based oxygen carriers (HBOCs) in general.
Chief Financial Officer
The company has engaged David A. Butler on a consulting basis as interim CFO. Mr. Butler most recently served as Vice President, Finance and Administration at the Millard Group, Inc., a services and consulting company. Francis H. Murphy, formerly CFO, has retired but continues to serve as a consultant to the company.
Nasdaq
On December 14, 2007 Biopure received notice from the Nasdaq Stock Market that the closing bid price of its common stock had fallen and remained below $1.00 for 30 consecutive business days. Consequently, the company is out of compliance with Nasdaq’s $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). This notification has no effect on the listing of the Common Stock at this time.
Biopure Corporation
Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure(R) [hemoglobin glutamer — 250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. Biopure has applied in the United Kingdom for regulatory approval of a proposed orthopedic surgical anemia indication. The company is developing Hemopure for other indications and is supporting the U.S. Navy’s government-funded efforts to develop a potential out-of-hospital trauma indication. Biopure’s veterinary product Oxyglobin(R) [hemoglobin glutamer - 200 bovine)], or HBOC-301, the only oxygen therapeutic approved for marketing by both the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 190,000 units of Oxyglobin.
Statements in this release that are not strictly historical are forward-looking statements, including those statements implying that any clinical trial will be carried out to completion or that study results will be as desired, and any statements that might imply that Hemopure may receive marketing approval in the United Kingdom or any other jurisdictions or for additional indications. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, including its limited cash resources and need to raise additional capital to pursue its business, unexpected costs and expenses, delays and adverse determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with
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product distributors, sales agents or other third parties, delays in clinical trials, and the other factors identified under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q filed on September 14, 2007, which can be accessed in the EDGAR database at the U.S. Securities and Exchange Commission’s (SEC) website, http://www.sec.gov, as can the annual report on Form 10-K to be filed on January 29, 2008, with updated risk factors. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the SEC.
The content of this release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.
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BIOPURE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 31		October 31
	2007	2006	2007	2006

Total revenues	$793	$431	$2,556	$1,715
Cost of product revenues	2,628	2,643	11,654	11,994

Gross loss	(1,835)	(2,212)	(9,098)	(10,279)
Operating expenses:
Research and development	1,575	1,550	6,972	6,662
Impairment charge - engineering and design asset	11,277	—	11,277	—
Sales and marketing	290	147	1,389	671
General and administrative	1,823	2,489	8,188	9,315

Total operating expenses	14,965	4,186	27,826	16,648

Loss from operations	(16,800)	(6,398)	(36,924)	(26,927)
Other income, net	114	117	642	473

Net loss	$(16,686)	$(6,281)	$(36,282)	$(26,454)

Basic and diluted net loss per common share	$(1.07)	$(0.66)	$(2.43)	$(3.35)

Weighted-average common shares outstanding	15,593	9,511	14,920	7,886

The net loss per common share for the three and twelve month period ended October 31, 2006 has been adjusted to reflect the one-for-five reverse split that took effect on October 2, 2007.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31, 2007	October 31, 2006
Assets
Total current assets	$5,253	$10,621
Net property and equipment	8,398	22,406
Other assets	599	805

Total assets	$14,250	$33,832

Liabilities and stockholders’ equity
Total current liabilities	$3,368	$4,216
Deferred revenue, net of current portion	1,177	987
Restructuring costs, net of current portion	—	46
Other long term liabilities	41	41

Total liabilities	4,586	5,290

Total stockholders’ equity	9,664	28,542

Total liabilities and stockholders’ equity	$14,250	$33,832